University General Health System, Inc. to Present at Accredited Members Fall 2012 Small Cap/Micro Cap Investment Research Conference

HOUSTON, TX -- (Marketwire - September 28, 2012) - University General Health System, Inc. (OTCQB: UGHS) a diversified, integrated multi-specialty health delivery system, today announced that Donald W. Sapaugh, the Company's President, and Michael L. Griffin, the Company's Chief Financial Officer, will present at the Accredited Members Fall 2012 Small Cap/Micro Cap Investment Research Conference. The conference is being held October 4-5, 2012 at the Cheyenne Mountain Resort, 3225 Broadmoor Valley Road, Colorado Springs, Colorado. The Company's group presentation is scheduled for October 4, 2012 at 2:30 p.m. MDT.

University General Health System's group presentation will be videotaped and available for the public to access via the Investor Relations section of the Company's corporate website, www.ughs.net, or at www.accreditedmembers.com after the conclusion of the conference on October 5, 2012.

Accredited Members, Inc. (AMI)

Accredited Members, Inc. is a wholly-owned subsidiary of Accredited Members Holding Corporation and a leading publisher of information and research about small- and micro-cap companies. AMI's team has consistently uncovered the winners and fills a unique niche, providing institutional and individual investors with quality, actionable research on micro-cap and small-cap companies -- an area for which little or no independent research is available. Throughout the year AMI hosts world-class investment research conferences throughout the United States. For more information on the conferences, please go to www.accreditedmembers.com. To register for the conference, please go to www.investami.com.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates one hospital, two ambulatory surgical centers, a diagnostic imaging and physical therapy clinic, and a Hyperbaric Wound Care Center in the Houston area. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock is listed on the OTCQB Exchange under the symbol "UGHS".

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

Contacts:

Donald Sapaugh
President
University General Health System, Inc.
(713) 375-7557

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
(800) 377-9893
info@rjfalkner.com

Craig Allison
Investor Relations
(914) 630-7429